EXHIBIT 99.1

Corcept Therapeutics Files Lawsuit Against Teva Pharmaceuticals for Infringement of Korlym Patents

MENLO PARK, Calif., March 15, 2018 (GLOBE NEWSWIRE) -- Corcept Therapeutics Incorporated (NASDAQ:CORT), a company engaged in the discovery, development and commercialization of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the stress hormone cortisol, today announced that it has filed a lawsuit in the U.S. District Court for the District of New Jersey against Teva Pharmaceuticals USA, Inc. (“Teva”) for infringement of Corcept patents covering the use of Korlym® (mifepristone) 300 mg Tablets (“Korlym”).

Corcept filed suit in response to Teva’s Abbreviated New Drug Application (“ANDA”), filed by Teva seeking U.S. Food and Drug Administration (“FDA”) approval to market and sell a generic version of Korlym prior to the expiration of Corcept’s U.S. Patent No. 8,921,348, which expires in 2028, and U.S. Patent No. 9,829,495, which expires in 2036. Both patents are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (commonly referred to as the “FDA Orange Book”). Corcept filed the lawsuit on the basis that the use of Teva’s proposed generic product will infringe these patents.

In accordance with the provisions of the Hatch-Waxman amendments to the Federal Food, Drug and Cosmetic Act, Corcept’s lawsuit will automatically stay FDA approval of Teva’s ANDA until the earlier of 30 months or a District Court decision that the patents are invalid, unenforceable or not infringed.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol.  Korlym is the company’s first FDA-approved medication. Corcept has a large portfolio of proprietary compounds that selectively modulate the effects of cortisol but not progesterone. Corcept owns extensive United States and foreign intellectual property covering the use of cortisol modulators in the treatment of a wide variety of serious disorders, including Cushing’s syndrome. It also holds composition of matter patents covering its selective cortisol modulators.

About Korlym®

Korlym inhibits the effects of excess cortisol in patients with hypercortisolism by modulating activity at the glucocorticoid receptor, one of the two receptors to which cortisol binds. Korlym was the first FDA-approved treatment for patients with Cushing’s syndrome and the FDA has designated it as an Orphan Drug for that indication.

About Hypercortisolism

Hypercortisolism, often referred to as Cushing’s syndrome, is caused by excessive activity of the stress hormone cortisol. Endogenous Cushing’s syndrome is an orphan disease that most often affects adults aged 20-50.  In the United States, an estimated 20,000 patients have Cushing’s syndrome, with about 3,000 new patients being diagnosed each year. Symptoms vary, but most people experience one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper-body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing’s syndrome can affect every organ system in the body and can be lethal if not treated effectively.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements, which are based on our current plans and expectations and are subject to risks and uncertainties that might cause actual results to differ materially from those the forward-looking statements express or imply.  Forward-looking statements include those concerning the outcome of litigation and Corcept’s intellectual property rights, including its patents covering the use of cortisol modulators, including Korlym, to treat patients with hypercortisolism and other indications. These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website. We disclaim any intention or duty to update forward-looking statements made in this press release.

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com